UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2007 (March 10, 2007)
_______________

ISLE OF CAPRI CASINOS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-20538	41-1659606
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 Emerson Rd., Suite 300
St. Louis, MO 63141
(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (314) 813-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report   or Completed Interim Review

(a)
Isle of Capri Casinos, Inc. (the “Company”) concluded on March 10, 2007, and announced on March 12, 2007, that it would restate its financial statements for the fiscal years ended April 25, 2004, April 24, 2005 and April 30, 2006 and the quarterly results for fiscal 2005 and 2006 included therein, and for the first two quarters of fiscal 2007. The Company’s press release announcing the restatement is attached hereto as Exhibit 99.1. Accordingly, the financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal years ended April 25, 2004, April 24, 2005, April 30, 2006, in the Company’s Quarterly Reports on Form 10-Q filed with respect to the above-referenced fiscal years, and in the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended July 30, 2006 and October 29, 2006, should no longer be relied upon. The Company’s Board of Directors and management have discussed the matters disclosed in this filing with Ernst & Young LLP, the Company’s independent accountant.

The items to be restated primarily relate to certain lease accounting issues related to the space being leased for the Company’s new casino in Coventry, England, statutory audit adjustments for a United Kingdom subsidiary and adjustments related to the amortization of certain intangible assets related to customer lists and berthing rights, which should have been fully expensed prior to fiscal year 2004.

The Company expects these adjustments to result in a reduction of its retained earnings through the fiscal quarter ended October 29, 2006 in an amount not to exceed $12 million, which includes adjustments related to periods prior to fiscal 2004 of approximately $6.0 to $7.0 million primarily related to amortization of intangible assets as discussed below.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:

99.1 Press Release dated March 12, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ISLE OF CAPRI CASINOS, INC.

Date: March 13, 2007	By:	/s/ Donn R. Mitchell, II
	Name:	Donn R. Mitchell, II
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX
Exhibit No.	Description of Exhibit
99.1	Press Release dated March 12, 2007